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                                                                    Exhibit 11

                      SENSORMATIC ELECTRONICS CORPORATION
                    COMPUTATION OF EARNINGS PER COMMON SHARE
                                 (IN THOUSANDS)

                                                     Three Months ended    Nine Months ended
                                                          March 31,            March 31,
                                                     ------------------    -----------------
                                                       1994      1993        1994     1993
                                                     -------   --------    --------  -------
Income:

     Net income for primary
        computation                                 $ 16,394   $ 11,866    $ 50,022  $ 36,361

     Add interest expense (net
        of tax) on 7% convertible
           subordinated debentures                     1,335      1,330       3,871     3,990
                                                    --------   --------    --------  --------

     Adjusted net income for fully
        diluted computation                         $ 17,729   $ 13,196    $ 53,893  $ 40,351
                                                    ========   ========    ========  ========

Common shares (1):

     Weighted average shares
        outstanding during the period                 59,507     55,407      58,916    53,488

     Potential dilutive exercise of
        stock options and warrants (2)                 1,728      1,548       2,057     1,745
                                                    --------   --------    --------  --------

     Shares included in computation
        of primary earnings per share                 61,235     56,955      60,973    55,233

     Shares issuable on conversion
        of 7% convertible subordinated
           debentures                                  7,225      7,341       7,225     7,341

     Maximum dilution of stock
        options and warrants (3)                          55        174          55       120
                                                    --------   --------    --------  --------

     Shares included in computation of
        fully diluted earnings per
        share                                         68,515     64,470      68,253    62,694
                                                    ========   ========    ========   =======



(1) Share amounts reflect the three-for-two stock split declared in November 1993.

(2) Computed under the treasury stock method based on the average stock price during the periods.

(3) Computed under the treasury stock method based on stock price at end of periods if higher than the average price during the periods.